Exhibit 10.3
FORBEARANCE AGREEMENT
This FORBEARANCE AGREEMENT (this “Agreement”), dated as of August 16, 2010 (the “Effective Date”), is by and among MIDCAP FUNDING III, LLC, a Delaware limited liability company (as successor to MidCap Financial, LLC), with an office located at 7735 Old Georgetown Road, Suite 400, Bethesda, Maryland 20814 (“MidCap”), as collateral agent (“Agent”), SILICON VALLEY BANK, a California corporation and with a loan production office located at 5820 Canoga Avenue, Suite 210, Woodland Hills, California 91367 (“SVB”), the Lenders listed on Schedule 1.1 to the Loan Agreement (as hereinafter defined) and otherwise party thereto from time to time, including Midcap and SVB (each a “Lender” and collectively, the “Lenders”) and BIOLASE TECHNOLOGY, INC., a Delaware corporation (the “Borrower”).
WHEREAS, the Borrower and the Lenders have entered into that certain loan arrangement (the “Loan Arrangement”) evidenced by, among other things, the following documents, instruments, and agreements (together with all documents, instruments, and agreements executed incidental to or contemplated by this Agreement, and together with any and all future modifications, amendments, renewals, substitutions, and restatements thereof, singly and collectively, the “Loan Documents”): (i) the Loan and Security Agreement dated as of May 27, 2010 by and among the Borrower and the Lenders (the “Loan Agreement”); (ii) the Secured Promissory Note in the original principal amount of $2,100,000 dated May 27, 2010 made by the Borrower payable to MidCap (the “Midcap Note”); (iii) the Secured Promissory Note in the original principal amount of $900,000 dated May 27, 2010 made by the Borrower payable to SVB (the “SVB Note”); (iv) the Intellectual Property Security Agreement dated as of May 27, 2010 by and among the Borrower and the Lenders (the “Intellectual Property Security Agreement”); (v) the Unconditional Guaranty dated as of May 27, 2010 made by BL ACQUISITION CORP., a Delaware corporation (“BL Acquisition”), BL ACQUISITION II, INC., a Delaware corporation (“BL Acquisition II” and individually and collectively, jointly and severally with BL Acquisition, the “Guarantor”) in favor of Agent and the Lenders; and (vi) the Security Agreement dated as of May 27, 2010 made by the Guarantor in favor of agent and the Lenders.
WHEREAS, the Borrower has informed the Lenders that certain “Existing Defaults” (as hereinafter defined) have occurred and are continuing under the Loan Agreement, which Existing Defaults constitute Events of Default under the Loan Agreement and other Loan Documents; and
WHEREAS, in connection with the foregoing the Borrower has requested that the Lenders forbear from exercising its rights and remedies in respect of the Existing Defaults; and
WHEREAS, the Lenders are willing to accept the Borrower’s request but only upon the express terms and conditions of this Agreement.
NOW THEREFORE, in consideration of the mutual agreements contained herein and in the Loan Agreement and other Loan Documents and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby acknowledge, covenant, and agree as follows:
1. Defined Terms. Terms not otherwise defined herein which are defined in the Loan Agreement shall have the same respective meanings herein as therein. In addition, as used herein, the following terms shall have the following meanings:
(a) “Claims” as defined in Section 10 herein.

(b) “Existing Defaults” means each of the Defaults and Event of Defaults disclosed by Borrower on Schedule 1 attached hereto.
(c) “Forbearance Period” means the period commencing on the Effective Date and ending on the Termination Date.
(d) “Obligations” as defined in the Loan Agreement.
(e) “Releasees” as defined in Section 10 herein.
(f) “Termination Date” means the earliest to occur of the following: (i) the occurrence of any Termination Event or (ii) August 31, 2010 (with time being of the essence).
(g) “Termination Event” as defined in Section 6 herein.
2. Acknowledgment of Existing Defaults. The Borrower hereby acknowledges and agrees that, notwithstanding any provision in the Loan Agreement or any other Loan Document to the contrary the Existing Defaults have occurred and are continuing under the Loan Agreement.
3.  Acknowledgment of Obligations. The Borrower hereby acknowledges and agrees that, in accordance with the terms and conditions of the Loan Agreement and the other Loan Documents, the Borrower is unconditionally liable to the Lenders for the following amounts which constitute a portion of the Obligations, as of the dates indicated below:
(a) Midcap Note (as of August 16, 2010):

Principal:	$2,100,000.00

Interest (calculated at the non-Default Rate):	$12,468.75
(b) SVB Note (as of August 16, 2010):

Principal:	$900,000.00

Interest (calculated at the non-Default Rate):	$5,343.75
(c) For all amounts now due, or hereafter coming due, to the Lenders under any treasury and cash management services, automated clearinghouse agreements, account agreements, hedging agreements, swap contracts or similar agreements or arrangements;
(d) For all interest heretofore or hereafter accruing under the Loan Documents (including, without limitation, any and all interest hereafter determined at the Default Rate (as further provided herein), for all fees heretofore or hereafter accruing under the Loan Documents, and for all fees, costs, expenses, and costs of collection (including attorneys’ reasonable fees and expenses) heretofore or hereafter incurred by the Lenders in connection with, and any other amounts due under, this Agreement and the other Loan Documents, including, without limitation, all attorney’s reasonable fees and expenses incurred in connection with the negotiation and preparation of this Agreement and all documents, instruments, and agreements incidental hereto or contemplated hereby.

4. Forbearance by Lender.
(a) In reliance upon the representations of the Borrower herein and in the Loan Documents and subject to each of the terms and conditions set forth herein, during the Forbearance Period (but only so long as no Termination Event shall occur) the Lenders hereby agree to forbear from exercising the Lender’s rights and remedies with respect to the Existing Defaults. The Borrower hereby acknowledges and agrees that nothing in this Section 4 or elsewhere in this Agreement shall be deemed or otherwise construed as a waiver by Lenders of the Existing Defaults, and/or of any of the Lender’s rights, remedies, powers, privileges, and discretions pursuant to the Loan Documents, applicable law, or otherwise. Without limiting the generality of the foregoing, the Borrower expressly acknowledges and agrees: (i) that in no event and under no circumstance shall the agreements by the Lenders pursuant to this Agreement be deemed or otherwise construed to modify, amend, limit, or waive the unconditional obligation of the Borrower to pay in full the entire amount of all Obligations, including, without limitation, as set forth in Section 3 herein (further including, without limitation, with respect to the Prepayment Fee, the Final Payment, the non-draw fee set forth in Section 2.4 of the Loan Agreement and the Lenders’ Expenses as set forth in Section 2.4 of the Loan Agreement) and (ii) that from and after the occurrence of the Existing Defaults interest shall at all times continue to accrue on the unpaid principal amount of the Obligations and all interest (accrued and hereafter accruing) shall be at the Default Rate, as provided in the Loan Agreement, as and when determined solely and exclusively by the Lenders from time to time.
(b) This Agreement shall only constitute an agreement by the Lenders to forbear from enforcing their rights and remedies based upon the Existing Defaults upon the terms and conditions set forth herein so long as no Termination Event shall occur. Upon the expiration of the Forbearance Period, the agreement of the Lenders to forbear as set forth in this Agreement shall automatically terminate and the Lenders may immediately commence enforcing their rights and remedies pursuant to the Loan Documents, applicable law or otherwise, in such order and manner as the Lenders may determine appropriate in their sole and exclusive discretion from time to time.
5. Additional Covenants of Borrower. At all times during the Forbearance Period, the Borrower (and the Guarantor by its assent below) further covenants and agrees as follows:
(a) Disclosures; Notices. Without limiting the generality of all disclosures and other notices required pursuant to the Loan Agreement and other Loan Documents:
(i) The Borrower shall notify Lenders of the occurrence of any other or further Default or Event of Default (other than an Existing Defaults) within one (1) Business Day of any executive officer of the Borrower becoming aware thereof.
(ii) The Borrower shall notify Lenders immediately of the occurrence of the following: (A) Borrower and/or Guarantor entering into any agreement or letter of intent relating to any proposed sale or other disposition of any asset comprising the Collateral and (B) any notice or action given or taken by Henry Schein, Inc. or any of its affiliates, assignees or designees (collectively, “Schein”) in respect of any agreement between the Borrower and Schein, including any action to enforce any rights and remedies under any agreement between the Borrower and Schein in respect of the collateral (including any Collateral), if any, securing such facility.

(b) Supplemental Financial Reporting. In addition to all other financial and other reports, notices, and other information required to be delivered or provided by the Borrower and/or the Guarantor pursuant to the Loan Documents, the Borrower and the Guarantor shall provide the Lenders promptly upon request, all other reports and information as may be reasonably requested by the Lenders from time to time, including, without limitation, with respect to the Collateral, any Subordinated Debt, and/or any transaction with Schein. Without limiting the foregoing, from and after the date of this Agreement, the Borrower shall deliver to Agent and the Lenders copies of all agreements (including amendments, modifications, supplements and side letters relating thereto) entered into by and between Schein and the Borrower and/or the Guarantor on or after the date of this Agreement.
(c) Cooperation. Without limiting the provisions of the existing Loan Documents, the Borrower and the Guarantor shall at all times cooperate fully with the Lenders (including its representatives, agents, appraisers, and contractors) with respect to the Obligations, including, without limitation, by providing the Lenders with full access to the Collateral and/or the Guarantor’s Collateral as and when reasonably requested by the Lenders from time to time with respect to the Lender’s review, examination, and valuation of same and any other matters pertinent thereto, as determined solely but reasonably by the Lenders from time to time. The Borrower and the Guarantor shall execute and deliver to the Lenders such further instruments and documents as the Lenders shall reasonably request to carry out to its satisfaction the transactions contemplated by this Agreement and the other Loan Documents.
6. Termination Events. The occurrence of any one or more of the following events shall constitute an immediate termination event (each a “Termination Event”) under this Agreement:
(a) The failure of the Borrower and/or the Guarantor to promptly, punctually, or faithfully perform or comply with any term or condition of this Agreement as and when required, it being expressly acknowledged and agreed that TIME IS OF THE ESSENCE;
(b) The failure of the Borrower and/or the Guarantor to pay any amount required to be paid under this Agreement as and when due, it being expressly acknowledged and agreed that TIME IS OF THE ESSENCE;
(c) Any representation or warranty of the Borrower and/or the Guarantor in this Agreement or any other financial report previously or hereafter delivered to the Lenders shall be false in any material respect upon the date when made or deemed to have been made or repeated; and
(d) Other than with respect to the Existing Defaults, the occurrence, after the date hereof, of any other or further Default or Event of Default under the Loan Agreement, regardless of whether the Loan Agreement may provide the Borrower and/or the Guarantor with any grace period or right to cure such Default or Event of Default (all of such grace periods and cure rights being hereby irrevocably WAIVED);
(e) The occurrence of the Termination Date;
(f) The assertion and/or filing of any demand, injunction, claim, counterclaim, or offset, action, suit, or proceeding by any person or entity alleging or otherwise claiming: (i) that the Obligations of the Borrower and/or any Guarantor are not fully enforceable by the Lenders and/or (ii) that the Lender’s security interest, pledge, or other collateral interest to and in (x) any Collateral granted by the Borrower under the Loan Agreement and/or (y) any Collateral granted by the Guarantor is invalid or otherwise should be unwound or set aside; and/or

(g) Any action by Schein to enforce any rights and remedies under any agreement between the Borrower and Schein in respect of the collateral (including any Collateral), if any, securing such facility;
(h) The Borrower and Schein shall enter into any new agreement and or side letter without the prior written consent of the Lenders and receipt by the Lenders of an Intercredtior Agreement in form and substance acceptable to Agent and the Lenders in their sole discretion; and/or
(i) The occurrence, after the date hereof, of any material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), or financial condition of the Borrower and/or the Guarantor which, taken as a whole, would (i) adversely affect the Collateral and/or the ability of the Lenders to realize upon same and/or (ii) cause a material impairment of the rights and remedies of the Lenders under any Loan Document or a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower or any Guarantor with respect to any Loan Document to which it is a party; all of the foregoing as determined solely but reasonably by the Lender.
7. Conditions to Effectiveness of Agreement. Lenders and Borrower agree that the agreements of the Lenders as set forth in Section 4 of this Agreement shall only become effective upon the satisfaction of each of the following conditions precedent (and not otherwise), each in form and substance satisfactory to Lenders in all respects:
(a) The Lenders shall have received a counterpart of this Agreement, duly executed and delivered by Borrower and duly assented to by the Guarantor (by its execution of the assent below);
(b) The Lenders shall have received certified resolutions of the board of directors of the Borrower and the Guarantor evidencing approval of this Agreement and the transactions contemplated hereby;
(c) The Lenders shall have received payment for all reasonable fees and expenses incurred by Lenders in connection with this Agreement, including, but not limited to, all reasonable fees, costs and expenses of Lender’s counsel;
(d) The Lenders shall have received a forbearance fee of $7,500 to be shared pro rata by the Lenders;
(e) The Lenders shall have received copies of all agreements (including amendments, modifications, supplements and side letters relating thereto) by and between Schein and the Borrower and/or the Guarantor;
(f) No other or further Event of Default or other event which, with the passage of time, the giving of notice or both, would constitute an Event of Default, shall have occurred and be continuing (other than on account of the Existing Defaults).
8. Representations and Warranties. The Borrower (and the Guarantor by its assent below) hereby represents and warrants to Lenders as follows:
(a) Ratification, Etc. Except as expressly amended hereby, the Loan Agreement, the other Loan Documents and all documents, instruments and agreements related thereto, are hereby ratified and confirmed in all respects and shall continue in full force and effect. Borrower hereby ratifies, confirms, and reaffirms each of the terms and conditions of the Loan Documents to which it is a party and all of its obligations thereunder.

(b) Authority, Etc. The execution and delivery by Borrower of this Agreement (and the assent by the Guarantor below), and the performance by Borrower of all of its agreements and obligations under the Loan Agreement, as amended hereby, and the performance by the Borrower and the Guarantor, respectively, pursuant to this Agreement and the other Loan Documents, are within the corporate authority of Borrower and the Guarantor, respectively, and have been duly authorized by all necessary corporate action on the part of Borrower and the Guarantor. The execution and delivery by Borrower and the Guarantor of this Agreement and the other Loan Documents, respectively, does not and will not require any registration with, consent or approval of, or notice to any Person (including any governmental authority).
(c) Enforceability of Obligations. This Agreement, the Loan Agreement, as amended hereby, and the other Loan Documents, constitute legal, valid and binding obligations enforceable against Borrower and the Guarantor, respectively, in accordance with their terms, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.
(d) No Default. No Event of Default or other event which, with the passage of time, the giving of notice or both, would constitute an Event of Default, has occurred and is continuing (other than on account of the Existing Defaults).
9. Reaffirmations; Waiver of Claims. Except as expressly provided in this Agreement, all of the terms and conditions of the Loan Agreement and the other Loan Documents remain in full force and effect. Except as expressly provided in this Agreement, nothing contained in this Agreement shall in any way prejudice, impair or affect any rights or remedies of Lenders under the Loan Agreement and the other Loan Documents. Except as specifically amended hereby, Borrower hereby ratifies, confirms, and reaffirms all covenants contained in the Loan Agreement and the other Loan Documents. The Borrower (and the Guarantor by its assent below) expressly acknowledges and agrees that neither the Borrower nor the Guarantor has any claim, counterclaim, off-set, or defense against the Lenders with respect to the Loan Arrangement, this Agreement, and the other Loan Documents, including, without limitation, respecting the amount and/or determination of the Obligations as set forth in Section 3 herein, impairing the right of Agent and the Lenders to accelerate the Obligations on account of the Existing Defaults, the terms and conditions of this Agreement and the instruments, documents, and agreements incidental hereto or contemplated hereby, and/or otherwise, and to the extent that the Borrower (or the Guarantor) has any such claim, counterclaim, off-set, or defense the Borrower and the Guarantor each hereby affirmatively and irrevocably WAIVES same.
10. Releases. In further consideration of Lender’s execution of this Agreement, each of the Borrower (and the Guarantor by its assent below), for itself and on behalf of its respective successors (including, without limitation, any trustees acting on behalf of, and any debtor-in-possession with respect to, Borrower and/or the Guarantor), assigns, Subsidiaries and affiliates, hereby forever RELEASES Agetn, the Lenders and their respective successors, assigns, parents, subsidiaries, affiliates, officers, employees, directors, agents and attorneys (collectively, the “Releasees”) from any and all debts, claims, demands, liabilities, responsibilities, disputes, causes, damages, actions and causes of action (whether at law or in equity) and obligations of every nature whatsoever, whether liquidated or unliquidated, known or unknown, matured or unmatured, fixed or contingent (collectively, “Claims”), that Borrower and/or the Guarantor may have against the Releasees which arise from or relate to any actions which the Releasees may have taken or omitted to take prior to the date this Agreement was executed with respect to the Obligations, any Collateral, the Loan Agreement, any other Loan Document and any third parties liable in whole or in part for the Indebtedness, other than arising out of such Releasee’s gross negligence or willful misconduct. This provision shall survive and continue in full force and effect whether or not Borrower and/or the Guarantor shall satisfy all other provisions of this Agreement, the Loan Documents or the Loan Agreement, including payment in full of all Obligations as and when required hereunder.

11. Execution in Counterparts. This Agreement may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument. Delivery of an executed counterpart of a signature page to this Agreement by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement shall constitute one of the Loan Documents for all purposes.
12. Bankruptcy; Automatic Stay; Non-Interference. The Borrower (and the Guarantor by its assent below) hereby further covenants and agrees as follows:
(a) The Borrower and the Guarantor each represent and warrant to the Lenders that they do not intend to, and agree not to, commence (or to consent to the commencement of), any proceeding by or against any of them under the Bankruptcy Code and/or other applicable insolvency proceedings. Notwithstanding the foregoing, the Borrower and the Guarantor hereby agree that in the event that any petition for relief is filed by or against any one or more of the Obligors under the Bankruptcy Code or such other insolvency proceedings, then on account of the Obligations the Lenders shall be: (i) entitled to immediate and complete relief from the automatic stay, and (ii) permitted to proceed to protect and enforce its rights and remedies under applicable law.
(b) The Borrower hereby (i) expressly assents to any motion filed by the Lenders seeking relief from the automatic stay and each expressly WAIVES the protections afforded under Section 362 of the Bankruptcy Code with respect to the Lenders and (ii) acknowledges that the representations of the Borrower under this Section 12 are a material inducement to the Lenders entering into this Agreement.
(c) From and after the occurrence of any Termination Event, the Borrower and the Guarantor: (a) agree not to interfere with the exercise by the Lenders of any of its respective rights and remedies under the Loan Documents and/or applicable law and (b) further agree that they shall not seek to distrain or otherwise hinder, delay, or impair the Lender’s efforts to realize upon any Collateral granted to the Lenders or otherwise to enforce its rights and remedies pursuant to the Loan Documents. The provisions of this Section 12(c) shall be specifically enforceable by the Lender.
(d) The Borrower and the Guarantor (to the extent otherwise entitled thereto) hereby WAIVE any notice regarding the disposition of the Collateral which secures the Obligations to which the Borrower and/or any Guarantor may be entitled under the Loan Documents, the Uniform Commercial Code, or otherwise, including without limitation, any notice required by Article 9 of the Uniform Commercial Code, as amended and in effect.

13. Miscellaneous. The Borrower (and the Guarantor by its assent below) hereby further acknowledges and agrees as follows:
(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MARYLAND APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE WITHOUT REGARD TO THE PRINCIPLES THEREOF REGARDING CONFLICTS OF LAWS.
(b) The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.
(c) This Agreement shall be binding on, and shall inure to the benefit of, Borrower and Lenders and their respective successors and assigns
(d) The Loan Agreement as and when amended, including through this Agreement, and any other Loan Documents or other agreements prepared, negotiated, executed or delivered in connection with this Agreement or transactions contemplated hereby embody the entire agreement between the parties hereto relating to the subject matter hereof and supersedes all prior agreements, representations and understandings, if any, relating to the subject matter hereof. No modification, amendment, or waiver of any provision of this Agreement or of any provision of any other agreement among the Borrower, the Guarantor, and the Lenders shall be effective unless executed in writing by the party to be charged with such modification, amendment and waiver, and if such party shall be the Lender, then by a duly authorized officer thereof.
(e) Any determination that any provision of this Agreement or any application hereof is invalid, illegal or unenforceable in any respect and in any instance shall not affect the validity, legality, or enforceability of such provision in any other instance, or the validity, legality or enforceability of any other provisions of this Agreement.
(f) The running of any time period or statute of limitations applicable to any legal proceedings the Lenders may commence to enforce its rights under the Loan Documents shall be deemed tolled during the period of the Lender’s forbearance hereunder during the Forbearance Period. The tolling effected by this subsection shall inure only to the benefit of the Lenders and shall not be construed as enlarging any period within which the Borrower and/or any Guarantor may, or is required to, act under the Loan Documents or this Agreement.
(g) Borrower warrants and represents that Borrower has consulted with independent legal counsel of Borrower’s selection in connection with this Agreement and is not relying on any representations or warranties of Lenders or its counsel in entering into this Agreement.
(h) The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event of ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. Time is of the essence for this Agreement.
(i) Borrower absolutely and unconditionally agrees to reimburse Lenders on demand for all reasonable and documented out-of-pocket fees, costs and expenses, including all reasonable fees and expenses of counsel incurred in the preparation, negotiation, execution and delivery of this Agreement, and any other Loan Documents or other agreements prepared, negotiated, executed or delivered in connection with this Agreement or transactions contemplated hereby.

[Signature page to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year specified at the beginning hereof.

BORROWER:

BIOLASE TECHNOLOGY, INC.

By:	/s/ David M. Mulder
Name: David M. Mulder
Title: Chairman and Chief Executive Officer

AGENT:

MIDCAP FUNDING III, LLC, as Agent

By:	/s/ Luis Viera
Name: Luis Viera
Title: Managing Director

LENDERS:

MIDCAP FINANCIAL, LLC, as a Lender

By:	/s/ Luis Viera
Name: Luis Viera
Title: Managing Director

SILICON VALLEY BANK, as a Lender

By:	/s/ Richard Shuttleworth
Name: Richard Shuttleworth
Title: Senior Advisor

ASSENT BY GUARANTOR:
For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned Guarantor: (i) hereby acknowledges and assents to the terms and conditions of the foregoing Agreement; (ii) as and to the extent specified in the foregoing Agreement, hereby joins with the Borrower in making the representations, warranties, covenants, and agreements specified therein as being applicable to the Guarantor by its assent hereunder; (iii) hereby represents and warrants to the Lenders that the execution and delivery of its assent hereunder and of the instruments, documents, and agreements required by the Guarantor under the Agreement and contemplated thereby have been determined by the Guarantor: (x) to be in the best corporate interest of the Guarantor, (y) to constitute the reasonably equivalent value with respect to the benefit derived by the Guarantor therefrom, and (z) to be the free and voluntary act of the Guarantor for such valid consideration; and (iv) hereby submits to the jurisdiction of all federal and state courts situated in the State of Maryland with respect to all matters relating in any way to this Agreement and/or the other Loan Documents.

GUARANTORS:

BL ACQUISITION CORP.

By:	/s/ David M. Mulder
Name: David M. Mulder
Title: Chief Executive Officer

BL ACQUISITION II, INC.

By:	/s/ David M. Mulder
Name: David M. Mulder
Title: Chief Executive Officer